Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH

Any and All Outstanding Shares of Common Stock

of

THE NEW HOME COMPANY INC.

at

$9.00 PER SHARE, NET IN CASH

Pursuant to the Offer to Purchase dated August 10, 2021

by

NEWPORT MERGER SUB, INC.

a wholly owned subsidiary of

NEWPORT HOLDINGS, LLC

and

APOLLO MANAGEMENT IX, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 8, 2021 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 7, 2021) UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

August 10, 2021

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated August 10, 2021 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time as permitted under the Merger Agreement described below, collectively constitute the “Offer”), relating to the offer by Newport Merger Sub, Inc., a Delaware corporation (the “Offeror”) and a wholly owned subsidiary of Newport Holdings, LLC, a Delaware limited liability company (“Parent”), to purchase any and all of the issued and outstanding shares of common stock par value $0.01 per share (the “Shares”), of The New Home Company Inc., a Delaware corporation (“The New Home Company” or the “Company”), at a price of $9.00 per Share, net to the holder thereof, in cash, without interest thereon and less any applicable tax withholding (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer. Parent and the Offeror are controlled by certain funds managed by Apollo Management IX, L.P. (“Management IX”). Also enclosed is the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF THE NEW HOME COMPANY (THE “BOARD”)

UNANIMOUSLY RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER ALL OF YOUR SHARES IN THE OFFER.

We or our nominees are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.    The Offer Price is $9.00 per Share, net to the holder thereof, in cash, without interest thereon and less any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer.

2.    The Offer is being made for any and all issued and outstanding Shares.

3.    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 23, 2021, by and among the Company, Parent and the Offeror (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions set forth therein, the Offeror has agreed to merge with and into The New Home Company, with The New Home Company surviving as a wholly owned subsidiary of Parent (the “Merger”). Parent and the Offeror are controlled by certain funds managed by Management IX. At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share (other than Shares owned by the Company or its affiliates, Shares owned by any direct or indirect wholly owned subsidiary of the Company or affiliates of such subsidiary or Shares owned by Parent, Offeror or their affiliates, in each case, immediately before the Effective Time, and Shares owned by any stockholders who have properly demanded their appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will automatically be converted into the right to receive cash in an amount equal to the Offer Price, together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions (as defined in the Offer to Purchase), a manually executed facsimile thereof), in accordance with the procedures set forth in the Offer to Purchase and the Letter of Transmittal. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the “Transactions.”

4.    The Board has unanimously (a) determined that the Merger Agreement and the Transactions, including the Offer and Merger, are advisable, fair to and in the best interests of, the Company and its stockholders, and declared it advisable, for the Company to enter into the Merger Agreement, (b) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement, and the consummation of the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions contained in the Merger Agreement, (c) resolved that the Merger Agreement and the Merger will be governed by Section 251(h) of the DGCL and (d) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the Company’s stockholders accept the Offer and tender their Shares to the Offeror pursuant to the Offer.

5.    The Offer is not subject to a financing condition. The obligation of the Offeror to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the conditions set forth in Section 13—“Conditions of the Offer” of the Offer to Purchase (collectively, the “Offer Conditions”). Among the Offer Conditions is the Minimum Condition (as defined in the Offer to Purchase). All of the conditions of the Offer must be satisfied or waived at or prior to the Expiration Time. See Section 13—“Conditions of the Offer” of the Offer to Purchase.

6.    The Offer will expire at 12:00 Midnight, New York City time, on September 8, 2021 (one minute after 11:59 P.M., New York City time, on September 7, 2021), unless the Offer is extended or earlier terminated. Previously tendered Shares may be withdrawn at any time until the Offer has expired, and if not previously accepted for payment at any time, after October 9, 2021, pursuant to SEC (as defined in the Offer to Purchase) regulations.

7.    Any transfer taxes applicable to the sale of Shares to the Offeror pursuant to the Offer will be paid by the Offeror, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is being made to all holders of the Shares. The Offeror is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If the Offeror becomes aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to U.S. state statute, it will make a good faith effort to comply with any such law. If, after such good faith effort, the Offeror cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Offeror.

Instruction Form with respect to the

OFFER TO PURCHASE FOR CASH

Any and All Outstanding Shares of Common Stock

of

THE NEW HOME COMPANY INC.

at

$9.00 PER SHARE, NET IN CASH

Pursuant to the Offer to Purchase dated August 10, 2021

by

NEWPORT MERGER SUB, INC.

a wholly owned subsidiary of

NEWPORT HOLDINGS, LLC

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 10, 2021 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time as permitted therein, collectively constitute the “Offer”), relating to the offer by Newport Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Newport Holdings, LLC, a Delaware limited liability company, to purchase any and all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of The New Home Company Inc., a Delaware corporation, at a price of $9.00 per Share, net to the holder thereof, in cash, without interest thereon and less any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender to the Offeror the number of Shares indicated below (or if no number is indicated, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understand(s) and acknowledge(s) that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on the undersigned’s behalf will be determined by the Offeror in its sole discretion.

Account Number:                                  Number of Shares to Be Tendered

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:

SIGN BELOW

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Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

Please return this form to the broker, dealer, commercial bank, trust company or other nominee maintaining your account.